Hammer Fiber Optics Holdings Corp June 14th, 2020

15 Corporate Place South, Suite 100,

Piscataway, NJ 08854.

Attention: Board Members

RE: RESIGNATION AS AN EXECUTIVE OFFICER

Dear Fellow Board Members,

Following the acquisitions of the 1st Point Group assets by Hammer Holdings during the latter part of 2018, I have remained as the Executive Chairman and as an Executive Officer of the company in order to provide corporate governance oversight and mentorship on behalf of the board to the then incoming and present executive management team of the group. Due to the fact that I have during this time pursued other opportunities and activities which has led to me having a far less active role in monitoring the day-to-day operation of the company, I feel that I am no longer meaningfully able to represent the executive responsibilities as a corporate member of the team.

I therefore hereby inform the board that I officially resign as Treasurer and Principal Financial Officer with immediate effect, a role I have represented since inception of the Hammer Group. I however will continue to remain an elected member and the Independent Non-Executive Chairman of the Board with full existing voting rights and privileges, to ensure the continual serving of the interests of the founding and current shareholders of the corporation.

I remain committed to the success of the group in its endeavor to maximize the investment of all participating shareholders and the continued support of the executive team and my fellow board members.

Sincerely,

Michael P. Cothill

Chairman

Hammer Fiber Optics Holdings Corp.